UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2014 (November 3, 2014)

RCS Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35924	38-3894716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Ave., 14th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(866) 904-2988

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On November 3, 2014 (the “Termination Date”), RCS Capital Corporation (the “Company”) terminated the Equity Purchase Agreement (the “Purchase Agreement”), dated September 30, 2014, by and between the Company and ARC Properties Operating Partnership, L.P., a Delaware limited partnership (“Seller”). The Purchase Agreement provided for the acquisition by the Company of the Seller’s private capital management business, Cole Capital® and advisory services business with respect to certain non-traded real estate investment trusts sponsored by the Seller. All related ancillary agreements entered into on October 22, 2014 pursuant to the Purchase Agreement were also terminated on the Termination Date.

In light of recent disclosures by American Realty Capital Partners, Inc. (“ARCP”), the general partner of Seller, including its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on October 29, 2014, and the matters arising with respect to such disclosures, the board of directors of the Company determined that it was appropriate for the Company to terminate the Purchase Agreement.

The material terms and conditions of the Purchase Agreement were disclosed in the Current Report on Form 8-K filed by the Company with the Commission on October 6, 2014 and are incorporated by reference herein. The Purchase Agreement does not provide for any early termination penalties. The Company will file the Purchase Agreement and such other agreements (which are exhibits to the Purchase Agreement) with the Commission as exhibits to its next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCS CAPITAL CORPORATION

November 7, 2014	By:	/s/ Edward M. Weil, Jr.
	Name:	Edward M. Weil, Jr.
	Title:	Chief Executive Officer and Director